EXHIBIT 99.1

News Release

Contacts:
FormFactor, Inc.	StreetSmart Investor Relations
Ron C. Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4023	(925) 456-3911
IR@FormFactor.com

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces 2006 First Quarter Financial Results

Record quarterly revenues of $81.3 million; Net income up 119% year over year.

LIVERMORE, CA — April 26, 2006 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the first quarter of fiscal 2006. Quarterly revenues were a record $81.3 million, up 13% from $71.8 million in the fourth quarter of fiscal 2005, and up 60% from $50.9 million for the first quarter of fiscal 2005.

“Following 34% revenue growth in 2005, we achieved record revenues based on solid operating performance as we successfully ramped our industry-leading MEMS facility”, said Joseph Bronson, President of FormFactor.

Net income for the first quarter of fiscal 2006 was $10.8 million or $0.25 per share on a fully diluted basis, which included $2.5 million or $0.05 of incremental FAS 123 (R) stock option expense net of tax. This compares to $10.5 million or $0.25 per share on a fully diluted basis for the fourth quarter of fiscal year 2005, and $4.9 million or $0.12 per share on a fully diluted basis for the first quarter of fiscal year 2005, both of which exclude incremental stock-based compensation from the adoption of FAS 123 (R). The effective tax rate for the first quarter of fiscal 2006 was 35.9% compared to 29.1% for the fourth quarter of fiscal 2005 impacting net income by $1.1 million or $0.03 per fully diluted share.

Bookings of $95.9 million for the first quarter of fiscal 2006 also set a company record, with an increase of 17% from $82.2 million for the fourth quarter of fiscal 2005 and an increase of 89% from $50.9 million for the first quarter of fiscal 2005.

Cash, cash equivalents, restricted cash and marketable securities increased by $188 million to $402 million at the end of April 1, 2006 reflecting $182 million of net cash proceeds from our follow-on offering executed in March 2006 and $8.7 million of net cash proceeds from operations and other sources.

“Growing demand for the Company’s leading-edge advanced technology products continued this quarter. Our innovation continues to drive a strong product pipeline expanding our leadership position across multiple markets,” said CEO Igor Khandros.

The Company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the Company’s website at www.formfactor.com.  An audio replay of the conference call will be made available approximately two hours after the conclusion of the call. The audio replay will remain available until April 28, 2006 at 6:30 p.m. PDT and can be accessed by dialing (888) 286-8010 or (617) 801-6888 and entering confirmation code 80994195.

About FormFactor:

FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary technologies, including its MicroSpring interconnect technology and design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s website at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, operations, performance of our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers implement manufacturing capability changes, make the transition to smaller nanometer technology nodes and implement tooling cycles; the Company’s ability to add manufacturing capacity, ramp production volume and expand globally; the Company’s ability to develop and deliver innovative technologies, and to enforce its intellectual property rights; and the Company’s ability to implement processes and structures to support growth. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the Company’s Form 10-K for the period ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”), and other SEC filings. Copies of SEC filings made by the Company are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	April 1, 2006	March 26, 2005

(in thousands, except per share data)

Revenues	$81,330	$50,965
Cost of revenues	40,500	28,835

Gross margin	40,830	22,130

Operating expenses:
Research and development	9,776	5,879
Selling, general and administrative	15,748	9,595

Total operating expenses	25,524	15,474

Operating income	15,306	6,656

Interest income	1,822	816
Other income (expense), net	(341)	87
	1,481	903

Income before income taxes	16,787	7,559
Provision for income taxes	6,019	2,648

Net income	$10,768	$4,911

Net income per share:
Basic	$0.26	$0.13

Diluted	$0.25	$0.12

Weighted-average number of shares
used in per share calculations:

Basic	41,593	39,018

Diluted	43,473	41,197

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data) (Unaudited)
	April 1,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$223,576	$31,217
Marketable securities	176,546	180,391
Accounts receivable, net of allowance for doubtful accounts of $74 as of April 1, 2006 and December 31, 2005	49,944	43,967
Inventories	21,098	18,404
Deferred tax assets	11,339	11,396
Prepaid expenses and other current assets	8,493	7,169
Total current assets	490,996	292,544
Restricted cash	2,250	2,250
Property and equipment, net	84,728	81,588
Deferred tax assets	5,521	4,518
Other assets	868	461
Total assets	$584,363	$381,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$23,205	$26,369
Accrued liabilities	15,710	20,467
Income tax payable	12,544	9,697
Deferred rent	313	313
Deferred revenue and customer advances	4,562	3,588
Total current liabilities	56,334	60,434
Deferred rent and other long term liabilities	3,668	3,138
Total liabilities	60,002	63,572
Stockholders’ equity
Common stock, $0.001 par value	46	40
Additional paid in capital	461,915	268,291
Deferred stock-based compensation	—	(2,495)
Accumulated other comprehensive loss	(680)	(359)
Retained earnings	63,080	52,312
Total stockholders’ equity	524,361	317,789
Total liabilities and stockholders’ equity	$584,363	$381,361